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                                 EXHIBIT 21.1

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SUBSIDIARY INFORMATION


Corel Corporation Limited
Europa House
3/rd/ Floor
Harcourt Street
Dublin 2, Ireland


Corel, Inc.
567 Timpanogos Parkway
Orem, Utah
USA  84507


Corel Corporation (U.S.A.)
567 Timpanogos Parkway
Orem, Utah
USA  84507


Corel International Corporation
Peat Marwick Associates Limited
Hastings, Christ Church
Barbados